Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of 4D pharma plc of our report dated April 1, 2021, relating to the consolidated financial statements, appearing in the Annual Report on Form 20-F/A of 4D pharma plc for the year ended December 31, 2020.

/s/ RSM US LLP

Boston, MA

April 30, 2021